Exhibit 99.1

Moody's Corporation Reaffirms Outlook for 2006 and Announces New Share
                         Repurchase Authority

    NEW YORK--(BUSINESS WIRE)--June 6, 2006--Moody's Corporation (NYSE: MCO) is hosting its first Investor Day today. Management presentations, which begin at 8:30 a.m. Eastern Time, will be webcast and can be accessed through Moody's Shareholder Relations Web site, http://ir.moodys.com. In conjunction with this event Moody's is reaffirming its outlook for the full year 2006 and announcing the authorization of a new share repurchase program.

    Outlook for Full Year 2006

    Moody's overall operating outlook for the full year 2006 is unchanged from its guidance provided on April 26, 2006. The company continues to project overall revenue growth in the high single-digit to double-digit percent range for the full year 2006. Moody's expects the operating margin before the impact of expensing stock-based compensation to decline by up to 100 basis points in 2006 compared with 2005. This reflects investments it is continuing to make to expand internationally; improve analytical processes; pursue ratings transparency and compliance initiatives; introduce new products; and improve its technology infrastructure.
    For 2006 the company continues to project year-over-year growth in non-GAAP diluted earnings per share in the low double-digit percent range. This growth forecast includes the modest positive impact of expected share repurchase activity. In addition, this forecast excludes the impacts of adjustments related to legacy tax matters in 2005 and 2006, and the expensing of stock-based compensation in both 2005 and 2006. This year represents the final year of "phasing in" of expense related to stock-based compensation, which began in 2003. The impact of expensing stock-based compensation is expected to be in the range of USD 0.13 - USD 0.15 per diluted share in 2006, compared to USD 0.10 per diluted share in 2005.

    Board Approves New Share Repurchase Authority

    Moody's available share repurchase authorization, which stood at USD 654 million at the end of the first quarter of 2006, is approaching completion. On June 5, Moody's Board of Directors authorized a new USD 2 billion share repurchase program. Upon completion of the prior USD 1 billion program, Moody's will begin repurchasing shares under the new program, which does not have an expiration date. As management has previously discussed, the company plans to continue to return capital to shareholders by purchasing shares systematically as well as by purchasing opportunistically when conditions warrant.

    Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, Moody's KMV, a leading provider of credit risk processing and credit risk management products for banks and investors in credit-sensitive assets serving the world's largest financial institutions, and Moody's Economy.com, a provider of economic research and data services. The corporation, which reported revenue of USD 1.7 billion in 2005, employs approximately 2,900 people worldwide and maintains offices in 22 countries. Further information is available at www.moodys.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
    Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody's business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of June 6, 2006, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, changes in the volume of debt securities issued in domestic and/or global capital markets; changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations, including those relating to Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company's global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate the KMV and MRMS businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company's annual report on Form 10-K for the year ended December 31, 2005 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

    CONTACT: Moody's Corporation
             Investor Relations and Corporate Finance:
             Michael Courtian, 212-553-7194
             michael.courtian@moodys.com